Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS THIRD QUARTER 2012 NET INCOME OF

$6.1 MILLION, OR $0.11 PER DILUTED SHARE

Earnings Increased 8% from Prior Quarter and 78% over Same Period Last Year

•	Loan Growth – New funded loan volume was approximately $180 million and loan balances at quarter-end were 5% higher than at the same time in the prior year

•	Revenue Growth – Risk-adjusted revenue[1] increased 18.5% from the same period in the prior year, but decreased 8% from the prior quarter

•	Margins – Net interest margin remained attractive at 4.22% compared to 4.21% in the prior quarter and 3.98% in the same period in the prior year

•

Credit Trends – Although credit metrics were favorable to the same period last year, NPAs and delinquencies edged slightly higher from the prior quarter and provision for credit losses increased $3.5 million

•	Expenses – Operating expenses decreased $2.7 million from the prior quarter due primarily to last quarter’s charge related to settlement of litigation in connection with a problem loan

•	Building Book Value – Book value per share increased by $0.18 to $11.87 in the quarter, or $0.60 from the same time in the prior year

Boston, November 7, 2012 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today reported net income of $6.1 million, or $0.11 per diluted share for the third quarter of 2012. These results compare to net income of $3.4 million, or $0.06 in the third quarter of 2011 and $5.6 million in the prior quarter. Income before income taxes (pre-tax income) was $10.5 million for the third quarter of 2012. That compares to $5.9 million in the third quarter of 2011 and $9.7 million in the prior quarter.

“I am pleased to report another solid quarter highlighted by an 8% increase in earnings and a $0.18 increase to book value,” said Tim Conway, NewStar’s Chairman and Chief Executive Officer. “Although weaker than expected loan demand and M&A activity slowed our pace of new loan origination in the quarter, I am happy with our overall strong results,” he added. “I also remain optimistic that we will have a strong finish to the year as we are already experiencing a significant pick-up in activity that we expect to continue through year-end,” he concluded.

[1]

Risk-adjusted revenue is a non-GAAP measure calculated as the sum of net interest income after provision for credit losses and non-interest income. See “Non-GAAP Measurements” at the end of this press release and page 11 for reconciliation of non-GAAP to GAAP measurements.

Managed and Owned Loan Portfolios

•

Total new funded loan origination volume was approximately $180 million in the third quarter compared to $205 million in the prior quarter and $190 million in the third quarter of the prior year. Lower volumes reflected weaker demand for acquisition financing from financial sponsors amid a slowdown in M&A activity and overall business investment.

•

The managed loan portfolio remained steady at $2.4 billion as of September 30, 2012 approximately equal to June 30, 2012 as new funded loan origination offset loan run-off from scheduled amortization and prepayments of existing loans.

•

The owned portfolio also remained stable at $1.9 billion as of September 30, 2012 as new funded loan origination offset the impact of run-off from scheduled amortization and prepayments of existing loans. Real Estate loans decreased by 3%, while our Business Credit and Leveraged Finance loan portfolios increased by 8% and 0.4%, respectively.

•

Assets managed for third party institutional investors increased by 3% in the third quarter to approximately $515 million at September 30, 2012 compared to $498 million at June 30, 2012 due primarily to new funded loan origination.

•	Asset-based lending and equipment finance businesses originated $23 million in the third quarter, or nearly 20% of new loan volume retained on the balance sheet.

•

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. As of September 30, 2012, no outstanding borrowings by a single obligor represented more than 1.4% of total loans outstanding, and the ten largest obligors comprised approximately 9.7% of the loan portfolio.

Net Interest Income / Margin

•	Net interest income increased to $21.7 million for the third quarter of 2012 compared to $21.4 million for the second quarter of 2012 and $18.8 million in the third quarter of last year.

•	The portfolio yield increased to 6.45% in the third quarter compared to 6.35% in the prior quarter, but was down somewhat from 6.58% in the same period in the prior year.

•	Net interest margin was stable at 4.22% for the third quarter of 2012 compared to 4.21% for the second quarter of 2012, and 3.98% in the third quarter of last year.

•	Adjusting for the negative impact of non-performing loans, the loan portfolio yield would have been 35 bps higher, or 6.80% and net interest margin would have been 4.48% for the third quarter of 2012.

Non-Interest Income

•

Non-interest income was $3.2 million for the third quarter of 2012, up from $1.8 million for the second quarter of 2012 and $3.4 million loss in the same period in the prior year. The change from the second quarter was due primarily to $1.3 million of gains on the repurchase of CLO debt in the third quarter, which was partially offset by a $0.3 million OREO write-down.

•

Other non-interest income in the third quarter of 2012 consisted primarily of $0.7 million of asset management income, $0.7 million of amendment and exit fees, and $0.4 million of unused fees on revolving credit commitments.

Expenses

•

Operating expenses decreased by $2.7 million to $10.7 million in the third quarter of 2012 compared to $13.4 million in the second quarter of 2012 due primarily to a $2.1 million charge during the second quarter (net of insurance coverage) related to settlement of litigation in connection with a problem real estate loan that was the subject of the litigation.

•	Operating expenses excluding non-cash equity compensation[2] were $9.0 million in the third quarter of 2012, or 1.7% of average assets an annualized basis.

•	The efficiency ratio excluding non-cash equity compensation[3] in the third quarter of 2012 was 36.1%

•	The Company had 100 full-time employees as of September 30, 2012.

Income Taxes

•

Deferred income taxes increased to $46.4 million as of September 30, 2012 compared to $45.2 million as of June 30, 2012 due primarily to an increase in the allowance for credit losses and related timing differences of when credit costs are recognized according to GAAP and when it is excluded for income tax.

•	Approximately $23.9 million and $14.5 million of the deferred tax asset as of September 30, 2012 were related to our allowance for credit losses and equity compensation, respectively.

Loan Credit Quality

•

Credit performance declined slightly in Q3 2012 compared to the prior quarter, but was significantly better than the same period in the prior year and reflected expected variation around a continued positive trend line.

•

Total credit costs (including provision for credit losses and losses on OREO or interests retained in connection with workouts of impaired loans) in the third quarter increased to $4.0 million, or 0.9% of average loans on an annualized basis, from $0.2 million in the prior quarter.

•	Specific provision expense was approximately $4.6 million in the third quarter of 2012, up from $2.6 million in the second quarter of 2012.

•	The allowance for credit losses was $59.4 million, or 3.21% of loans and 72.5% of NPLs, at September 30, 2012, compared to $55.3 million, or 3.02% of loans, at June 30, 2012.

•

Non-performing assets increased by $9.8 million from the prior quarter. New loans totaling $9.9 million were placed on non-accrual status and loans totaling $3.8 million were returned to performing status in the third quarter of 2012. We also took control of a $5.1 million property and classified it as OREO. The resulting $11.2 million net increase in NPAs was partially offset by a $1.4 million decrease from loan repayment activity and equity method accounting adjustments.

•

At September 30, 2012, loans with an aggregate outstanding balance of $81.9 million, net of charge-offs, were on non-accrual status compared to loans with an aggregate outstanding balance of $77.3 million, net of charge-offs, at June 30, 2012. Non-performing assets, net of charge-offs, specific reserves and other adjustments were $95.5 million, or 49% of their aggregate face amount, as of September 30, 2012.

•	Non-accrual loans with an outstanding balance of $43.1 million and accruing loans with an outstanding balance of $21.1 million as of September 30, 2012 were also delinquent.

•

Recoveries were $0.3 million and no loans were charged-off in the third quarter of 2012 compared to net charge-offs of $9.0 million, or 1.97% of loans on an annualized basis, in the second quarter of 2012.

[2]

Operating expenses excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 11 for reconciliation of non-GAAP to GAAP measurements.

[3]

Efficiency ratio excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 11 for reconciliation of non-GAAP to GAAP measurements.

Funding and Capital

•

Balance sheet leverage decreased slightly to 2.47x as of September 30, 2012 from 2.51x at June 30, 2012 due primarily to CLO run-off and repayments of the commercial real estate repurchase agreement, partially offset by increased borrowings under warehouse lines used to fund new loan origination.

•

Maintained ample liquidity with total cash and equivalents as of September 30, 2012 of $185.6 million, of which $34.2 million was unrestricted. Unrestricted cash increased from approximately $28.4 million at June 30, 2012 and restricted cash increased from approximately $126.9 million to $151.4 million.

Book Value

•

Book value per share was $11.87 at the end of the third quarter 2012 up from $11.69 at the end of the prior quarter primarily due to net income for the quarter and the amortization of equity compensation into stockholders’ equity.

Share Count

•

Average diluted shares outstanding were 53.0 million shares for the quarter, which was up slightly from 52.6 million shares for the prior quarter. Total outstanding shares at September 30, 2012 were 49.4 million, consistent with outstanding shares as of June 30, 2012.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through November 14, 2012 by dialing 800-585-8367. International callers should call 404-537-3406. For all replays, please use the passcode 50027276. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, Philadelphia, PA, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Colleen M. Banse	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2502	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
cbanse@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2011 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 with the SEC on or before November 9, 2012 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “risk-adjusted revenue” mean the sum of net interest income after provision for credit losses as determined under GAAP and non-interest income as determined under GAAP. NewStar management uses “risk adjusted revenue” to make operational and investment decisions, and NewStar believes that it provides useful information to investors in their evaluation of our financial performance and condition. A calculation of risk-adjusted revenue is included on pages 11 and 12 of this release.

References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on pages 11 and 12 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Assets:
Cash and cash equivalents	$34,176	$28,394	$18,468	$27,604
Restricted cash	151,387	126,943	83,815	74,610
Investments in debt securities, available-for-sale	20,803	18,335	17,817	11,431
Loans held-for-sale, net	48,534	52,527	38,278	31,192
Loans and leases, net	1,761,391	1,746,803	1,699,187	1,676,651
Deferred financing costs, net	12,405	13,526	11,997	12,608
Interest receivable	8,917	8,506	9,857	8,702
Property and equipment, net	520	636	740	837
Deferred income taxes, net	46,436	45,237	47,902	47,120
Income tax receivable	—	2,948	293	5,494
Other assets	23,907	20,802	18,029	20,075

Total assets	$2,108,476	$2,064,657	$1,946,383	$1,916,324

Liabilities:
Credit facilities	$396,318	$363,129	$214,711	161,909
Term debt	1,009,953	1,045,749	1,073,105	1,095,977
Repurchase agreements	40,778	41,480	64,868	67,554
Accrued interest payable	3,177	3,564	2,853	2,040
Accounts payable	228	378	430	717
Income tax payable	2,452	—	—	—
Other liabilities	68,934	33,318	26,654	30,739

Total liabilities	1,521,840	1,487,618	1,382,621	1,358,936
Total stockholders’ equity	586,636	577,039	563,762	557,388

Total liabilities and stockholders’ equity	$2,108,476	$2,064,657	$1,946,383	$1,916,324

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Net interest income:
Interest income	$30,812	$30,611	$30,877	$29,500
Interest expense	9,074	9,180	7,371	10,683

Net interest income	21,738	21,431	23,506	18,817
Provision for credit losses	3,712	159	4,314	4,408

Net interest income after provision for credit losses	18,026	21,272	19,192	14,409

Non-interest income:
Fee income	1,074	1,069	1,563	573
Asset management income	718	727	684	697
Gain (loss) on derivatives	(57)	(186)	(35)	252
Gain on sale of loans	—	32	—	20
Other income (loss)	1,451	163	(318)	1,862

Total non-interest income	3,186	1,805	1,894	3,404
Operating expenses:
Compensation and benefits	7,832	8,067	7,823	7,706
General and administrative expenses	2,843	5,291	3,245	4,190

Total operating expenses	10,675	13,358	11,068	11,896

Income before income taxes	10,537	9,719	10,018	5,917
Income tax expense	4,471	4,102	3,650	2,508

Net income	$6,066	$5,617	$6,368	$3,409

Net income per share:
Basic	$0.13	$0.12	$0.13	$0.07
Diluted	$0.11	$0.11	$0.12	$0.06

Weighted average shares outstanding:
Basic	47,379,468	47,320,839	47,442,907	47,942,803
Diluted	52,921,668	52,644,476	52,166,449	52,618,806

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Nine Months Ended September 30,
($ in thousands, except per share amounts)	2012	2011
Net interest income:
Interest income	$90,945	$84,803
Interest expense	26,607	27,582

Net interest income	64,338	57,221
Provision for credit losses	6,752	12,998

Net interest income after provision for credit losses	57,586	44,223

Non-interest income:
Fee income	3,398	1,507
Asset management income	2,188	1,951
Gain (loss) on derivatives	(258)	277
Gain (loss) on sale of loans	(418)	128
Other income (loss)	2,866	(1,690)

Total non-interest income	7,776	2,173
Operating expenses:
Compensation and benefits	23,101	22,321
General and administrative expenses	11,627	10,542

Total operating expenses	34,728	32,863

Income before income taxes	30,634	13,533
Income tax expense	12,869	5,752

Net income	$17,765	$7,781

Net income per share:
Basic	$0.38	$0.16
Diluted	$0.34	$0.15

Weighted average shares outstanding:
Basic	47,358,070	48,329,503
Diluted	52,614,546	53,115,709

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

Three Months Ended
($ in thousands)	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Performance Ratios:
Return on average assets	1.16%	1.10%	1.32%	0.71%
Return on average equity	4.15	3.93	4.50	2.41
Net interest margin, before provision	4.22	4.21	4.77	3.98
Efficiency ratio	42.95	57.65	43.57	53.53
Portfolio yield	6.45	6.35	6.61	6.58

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more past due (at period end)	3.48%	2.08%	5.34%	4.72%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	1.14	—	0.46	0.47
Non-accrual loan rate (at period end)	4.43	4.22	5.61	5.83
Non-performing asset rate (at period end)	5.13	4.66	5.61	5.83
Annualized net charge off rate (end of period loans)	(0.07)	1.97	2.89	2.10
Annualized net charge off rate (average period loans)	(0.06)	1.88	2.89	2.12
Allowance for credit losses ratio (at period end)	3.21	3.02	3.52	4.10

Capital and Leverage Ratios:
Equity to assets	27.82%	27.95%	28.96%	29.09%
Debt to equity	2.47	x	2.51	x	2.40	x	2.38	x
Book value per share	$11.87	$11.69	$11.42	$11.27

Average Balances:
Loans and other debt products, gross	$1,896,862	$1,936,689	$1,852,525	$1,778,988
Interest earning assets	2,051,456	2,045,907	1,954,471	1,877,897
Total assets	2,072,051	2,060,119	1,916,742	1,900,623
Interest bearing liabilities	1,416,689	1,447,422	1,328,051	1,286,503
Equity	580,934	574,324	561,825	560,821

Allowance for credit loss activity:
Balance as of beginning of period	$55,334	$64,129	$73,038	$78,040
General provision for credit losses	(899)	(2,464)	3,918	(1,922)
Specific provision for credit losses	4,611	2,623	396	6,330
Net (charge offs) recoveries	305	(8,954)	(13,240)	(9,410)

Balance as of end of period	$59,351	$55,334	$64,112	$73,038

Supplemental Data (at period end):
Investments in debt securities, gross	$25,298	$25,298	$25,298	$17,298
Loans held-for-sale, gross	49,015	53,258	38,837	31,786
Loans held-for-investment, gross	1,848,318	1,830,208	1,820,193	1,781,917

Loans and investments in debt securities, gross	1,922,631	1,908,764	1,884,328	1,831,001
Unused lines of credit	256,696	261,663	252,288	241,902
Standby letters of credit	6,398	6,506	6,462	8,768

Total funding commitments	$2,185,725	$2,176,933	$2,143,078	$2,081,671

Loan portfolio	$1,922,631	$1,908,764	$1,884,328	$1,831,001
Loans owned by NewStar Credit Opportunities Fund	515,164	497,750	517,596	499,780

Managed loan portfolio	$2,437,795	$2,406,514	$2,401,924	$2,330,781

Loans held-for-sale, gross	$49,015	$53,258	$38,837	$31,786
Loans held-for-investment, gross	1,848,318	1,830,208	1,820,193	1,781,917

Total loans, gross	1,897,333	1,883,466	1,859,030	1,813,703
Deferred fees, net	(28,556)	(29,198)	(57,865)	(33,212)
Allowance for loan losses - general	(21,190)	(21,887)	(23,022)	(19,126)
Allowance for loan losses - specific	(37,662)	(33,051)	(40,678)	(53,522)

Total loans, net	$1,809,925	$1,799,330	$1,737,465	$1,707,843

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Nine Months Ended September 30,
($ in thousands)	2012	2011
Performance Ratios:
Return on average assets	1.17%	0.55%
Return on average equity	4.13	1.86
Net interest margin, before provision	4.22	4.07
Efficiency ratio	48.29	55.33
Portfolio yield	6.37	6.37

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	0.83	1.86
Annualized net charge off rate (average period loans)	0.82	1.87

Average Balances:
Loans and other debt products, gross	$1,904,355	$1,777,485
Interest earning assets	2,034,212	1,878,825
Total assets	2,032,532	1,875,643
Interest bearing liabilities	1,409,637	1,272,219
Equity	574,844	559,811

Allowance for credit loss activity:
Balance as of beginning of period	$64,112	$84,781
General provision for credit losses	(2,050)	(5,388)
Specific provision for credit losses	8,802	18,386
Net charge offs	(11,513)	(24,741)

Balance as of end of period	$59,351	$73,038

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Three Months Ended
($ in thousands)	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Performance Ratios:
Efficiency ratio	36.09%	49.50%	35.00%	44.21%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$10,675	$13,358	$11,068	$11,896
Less: non-cash equity compensation expense (2)	1,680	1,856	2,179	2,072

Adjusted operating expenses	$8,995	$11,502	$8,889	$9,824

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

	Three Months Ended
	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Risk-adjusted revenue
Net interest income after provision for credit losses	$18,026	$21,272	$19,192	$14,409
Non-interest income (loss)	3,186	1,805	1,894	3,404

Risk-adjusted revenue	$21,212	$23,077	$21,086	$17,813

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Nine Months Ended
($ in thousands)	September 30, 2012	September 30, 2011
Performance Ratios:
Efficiency ratio	40.72%	43.98%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$34,728	$32,863
Less: non-cash equity compensation expense (2)	5,363	6,740

Adjusted operating expenses	$29,365	$26,123

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	September 30, 2012		June 30, 2012		December 31, 2011		September 30, 2011

Portfolio Data:
First mortgage	$205,207	10.7%	$210,683	11.0%	$252,927	13.4%	$252,311	13.8%
Senior secured asset-based	199,247	10.4	184,303	9.7	114,585	6.1	109,084	6.0
Senior secured cash flow	1,465,568	76.2	1,460,507	76.5	1,439,181	76.4	1,402,856	76.6
Other	52,609	2.7	53,271	2.8	77,635	4.1	66,750	3.6

Total	$1,922,631	100.0%	$1,908,764	100.0%	$1,884,328	100.0%	$1,831,001	100.0%

Leveraged Finance	$1,520,601	79.1%	$1,515,257	79.4%	$1,501,175	79.7%	$1,457,512	79.6%
Real Estate	205,206	10.7	210,698	11.0	271,381	14.4	270,736	14.8
Business Credit	196,824	10.2	182,809	9.6	111,772	5.9	102,753	5.6

Total	$1,922,631	100.0%	$1,908,764	100.0%	$1,884,328	100.0%	$1,831,001	100.0%